EXHIBIT 5.1

WILSON SONSINI GOODRICH & ROSATI
650 Page Mill Road
Palo Alto, California 94304-1050
Telephone: (650) 493-9300 Facsimile: (650) 493-6811

July 28, 2000

Cell Genesys, Inc.
342 Lakeside Drive
Foster City, California 94404

RE: REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on July 28,, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of your Common Stock reserved for issuance under the 1998 Incentive Stock Plan and 150,000 shares of your Common Stock reserved for issuance under the Employee Purchase Plan (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

     It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation /s/ WILSON SONSINI GOODRICH & ROSATI